Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

FRESH VINE WINE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001	457(f)(2)	553,975,568	(1)	N/A	$13,211.49	(2)	0.0001476	$1.95
	Total Offering Amounts						$13,211.49	(2)		$1.95
	Total Fee Offsets									-
	Net Fee Due									$1.95

(1)	Represents the maximum number of shares of common stock, par value $0.001 per share, of Fresh Vine Wine, Inc. (“Fresh Vine”; such common stock, the “Fresh Vine Common Stock”) that are expected to be issued (or to become issuable) to shareholders of Notes Live, Inc. (“Notes Live”) in connection with that certain Agreement and Plan of Merger, dated January 25, 2024, between Fresh Vine, FVW Merger Sub, Inc., a wholly-owned subsidiary of Fresh Vine (“Merger Sub”), and Notes Live, pursuant to which Merger Sub will merge with and into Notes Live, with Notes Live continuing as a wholly-owned subsidiary of Fresh Vine and the surviving corporation of the merger, as described in the proxy statement/prospectus that forms a part of this Registration Statement (the “Merger”). The number of shares of Fresh Vine Common Stock to be registered does not take into account the effect of any reverse stock split of Fresh Vine Common Stock prior to the effective date of the Merger and assumes an estimated pre-split exchange ratio (which is subject to adjustment prior to the effective time of the Merger) of approximately 14 shares of Fresh Vine Common Stock for each outstanding share of Notes Live’s common stock, par value $0.001 per share (the “Notes Live Common Stock”).

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”). Notes Live is a private company, no market exists for Notes Live’s securities, and Notes Live has an accumulated capital deficit. Accordingly, the proposed maximum aggregate offering price is calculated based on an aggregate offering amount equal to one-third of the aggregate par value of the Notes Live Common Stock that will be exchanged for Fresh Vine Common Stock in the Merger.